Exhibit 99.1

About Your Company
Cincinnati Financial Corporation, formed in 1968, offers property casualty insurance – its main business – through subsidiary companies. The Cincinnati Insurance Company, founded in 1950, leads the property casualty group. The Cincinnati Casualty Company and The Cincinnati Indemnity Company round out that group, known for its strong customer focus on a select group of independent insurance agencies that market its broad range of business and personal policies in 32 states. The Cincinnati Life Insurance Company primarily markets life insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and high net worth individuals.
1 Financial Highlights
Financial highlights provide a snapshot of your company’s financial performance and strength.
2 To Our Shareholders
A letter from the chairman and vice chairman discusses events of 2006, your company’s performance and issues that may affect us in 2007 and beyond.
7 Condensed Balance Sheets and Income Statements
8 Six-year Summary of Financial Information
9 Financial Performance Overview
2006 results for property casualty insurance operations, including commercial lines and personal lines; life insurance operations; and investment operations.
12 Claims Service Sells Insurance
20 Corporate Officers and Directors
21 Subsidiary Officers and Directors
22 Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
25 Annual Report on Form 10-K
In the Annual Report on Form 10-K, a report required by the U.S. Securities and Exchange Commission of all publicly traded companies, we describe your company’s operations, our results and three-year trends, giving clear and thorough explanations with supporting data.
Inside Back Cover
Shareholder Information, Common Stock Price and Dividend Data.
This report contains forward-looking statements that involve potential risks and uncertainties. Please see Management’s Discussion and Analysis in the Annual Report on Form 10-K beginning on Page 25, for factors that could cause results to differ materially from those discussed.

Financial Highlights

Cincinnati Financial Corporation and Subsidiaries

(In millions except per share data)	Years ended December 31, 2006	2005	Change %
Revenue Highlights			
Earned premiums	**$ 3,278**	$ 3,164	3.6
Investment income, net of expenses	**570**	526	8.4
Total revenues	**4,550**	3,767	20.8
Income Statement Data			
Net income	**$ 930**	$ 602	54.5
Net realized investment gains and losses, after tax	**434**	40	993.0
Net income before realized investment gains and losses*	**$ 496**	$ 562	(11.8)
Per Share Data (diluted)			
Net income	**$ 5.30**	$ 3.40	55.9
Net realized investment gains and losses, after tax	**2.48**	0.23	978.3
Net income before realized investment gains and losses*	**$ 2.82**	$ 3.17	(11.0)
Cash dividends declared	**$ 1.34**	$ 1.21	11.2
Book value	**39.38**	34.88	12.9
Weighted average shares outstanding	**175,451,341**	177,116,126	(0.9)
Balance Sheet Data			
Total assets	**$ 17,222**	$ 16,003	7.6
Shareholders' equity	**6,808**	6,086	11.9
Ratio Data			
Property casualty statutory combined ratio	**93.9%**	89.0%	
Return on equity	**14.4**	9.8	
Return on equity based on comprehensive income	**16.4**	1.6	

* The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 22 defines and reconciles measures presented in this report that are not based on GAAP or statutory accounting principles.

Revenues
(Dollars in millions)



Revenues
2,843
3,181
3,614
3,767
4,550
02
03
04
05
06
Realized investment gain from Alltel common stock sale

Revenue growth continued in 2006 with growth in pretax investment income and consolidated property casualty earned premiums. Revenues and net income in each year reflect realized investment gains and losses including gains from the sale of our Alltel common stock holdings in 2006.

Net Income/ Dividends Paid
Per common share
(Dollars)



Net income before realized investment gains and losses (before one-time item in 2003)*
Net income (before one-time item in 2003)*
Dividends paid
1.67
1.32
2.16
2.01
2.94
3.28
3.17
3.40
2.82
5.30
0.80
0.89
1.02
1.16
1.31
02
03*
04
05
06
Realized investment gain (after tax) from Alltel common stock sale

2006 operating income reflected lower consolidated property casualty underwriting profit. Cash dividends paid to shareholders rose at a 12.1 percent compound annual rate over the past five years. In February 2007, the board increased the indicated annual cash dividend for the 47th consecutive year.

Book Value
Per common share
(Dollars)



31.43
35.10
35.60
34.88
39.38
02
03
04
05
06

Book value reached a record high of $39.38 at year-end 2006. The $4.50 increase over 2005 reflected after-tax appreciation in the equity portfolio and earnings from operations.

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To Our Shareholders:
Property Casualty
Net Earned Premiums
(Dollars in millions)
Property casualty net earned premiums increased 3.5 percent in 2006. On the statutory basis that facilitates industry comparisons, net written premiums rose 3.3 percent and the company continued its track record of outpacing industry growth, estimated at 2.6 percent.
Consolidated Assets
(Dollars in millions)
Over the past five years, assets grew at a 4.3 percent compound annual rate, primarily because of 3.6 percent compound annual growth in invested assets.
For better and for worse, your company set many records in 2007. Revenues rose to an all-time high, including record pretax investment income. Record new business premiums boosted total net written premiums. Market value appreciation contributed to record book value at December 31, 2006. We reported our highest ever realized gains on the sale of one large equity holding, leading to record net income of $930 million, or $5.30 per share.
Excluding those substantial investment gains, operating income declined 11.8 percent to $2.82 per share. Lower underwriting profits from property casualty insurance, our main business, reflected record catastrophe losses and record large losses in the $1 million-plus category. In addition, expenses rose more rapidly than premiums as we continued investing in people and infrastructure, including technology that makes it easier for independent agents to do business with our company.
We expect this higher level of catastrophe losses and expenses may continue in 2007. Further, price competition is accelerating in our industry, making it harder to achieve premium growth and underwriting profitability. While the industry overall was very profitable in 2006, A.M. Best Co. estimates that total premiums may be flat in 2007, and the industry combined ratio may rise 3.5 percentage points to 96.8 percent.
Our expectations for our own near-term results consider these trends. We anticipate a 2007 growth rate in the low single digits, reduced by an increase of $22 million in the reinsurance premiums that we pay. We also anticipate a combined ratio in the range of 97 percent to 99 percent, up from 93.9 percent on a statutory basis in 2006. This target considers a number of factors, including 5.5 percentage points on the combined ratio for catastrophe losses, just as high as in 2006.
We are not at all discouraged. We believe it’s a great time to be in the insurance business. Through all markets – for better or for worse –we’re going to continue growing ahead of the overall industry, balancing growth and profitability by careful underwriting and pricing, and identifying new ways to build on the strengths that give us a competitive edge.
Three commitments differentiate your company, making it possible over time to increase your shareholders’ equity and shareholder dividends. We measure our achievements, opportunities and initiatives to tap those opportunities in terms of their ability to help us meet those commitments:
Strong Agency Relationships
We establish strong relationships with the most professional independent agencies in each community, supporting them with a team of field representatives authorized to make decisions at the local level.
Over the past 10 years, we have selectively added more than 400 highly professional agencies. We finished 2006 with 1,289 agency locations marketing our policies in 32 states, including 55 new agency appointments over the course of the year. As part of our plans for 2007, we expect to appoint at least 50 more agencies. We are working on plans to enter
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New Mexico and eastern Washington, appointing our first agencies during 2007. By the fifth year following an appointment, we typically earn a prominent position among the carriers serving that agency, with annual premiums rising to an average of approximately $2 million.
Our agency-centered focus led to healthy commercial lines growth in 2006, with net written premiums up 6.7 percent and new business written by our agencies up 14.9 percent to a record $324 million. While pricing trended down over the year, agents appreciate the personal attention our field teams provide to their accounts. Agents gave us plenty of chances to quote new commercial accounts and to offer loss control or other value-added services that made the sale. Additionally, we made commercial renewals easier for policyholders and agents, in many cases, by extending the policy period under the same terms and conditions. Many policyholders respond positively to such policy extensions, choosing to keep their coverage with an insurer that brings stability to the marketplace, carries an A++ A.M. Best rating and has high standards for claims service.
Personal lines net written premiums decreased 6.4 percent for the year; however, in the second half of the year, retention improved and new business growth reached 17.6 percent, rebounding after several quarters of lower new business.
That second half improvement led from our July introduction of policy credits that incorporate insurance scores into pricing of homeowner and personal auto policies. With more competitive rates, our agents found it easier to again sell Cincinnati service and value to their preferred clientele. We don’t expect to quickly solve our personal lines challenges, but personal lines is moving in the right direction. Our pricing is more competitive; our Web-based processing system is active in 13 states and deploying to several more in 2007; and our product portfolio is expanding with several new or improved coverage endorsements.
Identity Theft Expense and Advocacy Services Coverage is available now in the 25 states where 794 agency locations actively market homeowner policies. Replacement Cost Auto and Personal Auto Plus will be available later this year in the 22 states where we have 772 agency locations actively marketing personal auto policies.
John J. Schiff, Jr., CPCU, chairman and chief executive officer, and James E. Benoski, vice chairman, president and chief operating officer
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Property Casualty Statutory Surplus Ratio



Net written premiums to surplus
Estimated industry net written premiums to surplus (A.M. Best)
1.3
1.2
1.1
1.0
0.9
1.1
1.0
0.7
0.7
0.7
02
03
04
05
06

The company historically has maintained its ratio of net written premiums to statutory surplus below the industry average. The lower the ratio, the stronger a property casualty insurer's security for policyholders and its capacity to support business growth. In 2004, the company transferred equity securities to the property casualty subsidiary. The transfer accounted for most of the reduction in the ratio in the past three years.

Life Statutory Capital and Surplus Ratio
(Percent)



Adjusted capital and surplus to liabilities
Estimated industry adjusted capital and surplus to liabilities (A.M. Best)
39.7
39.2
40.2
37.3
37.8
10.0
10.5
10.7
10.6
10.7
02
03
04
05
06

The ratio of statutory adjusted capital and surplus to liabilities for Cincinnati Life remained at more than three times the estimated industry average in 2006. The higher the ratio, the stronger a life insurer's security for policyholders and its capacity to support business growth.

In Florida, we requested in February 2007 that our agents hold off on sending us new business of any type due to uncertain market conditions. We are renewing and servicing policies already on the books, but prefer to take a wait-and-see approach until there is more free market competition that supports stable insurance markets.

Over the years, we have increased our share of business from each of the agencies that markets our policies by offering a full line of coverages that meet the needs of their clients. In recent years, they have indicated a desire to offer our products and services to commercial accounts that require the flexibility of excess and surplus lines. Generally, excess and surplus lines insurance carriers provide insurance that is unavailable to businesses in the standard market due to market conditions or due to characteristics of the insured risk that are caused by nature, the insured's history or the nature of their business.

We have studied the option of putting some of our capital to work by starting a new company for this purpose, and we believe it can contribute to our long-term objectives. We have started the process of incorporating a new subsidiary, determining its structure and forming a team to research and develop appropriate policy terms and conditions, rates and underwriting guidelines. While we don't anticipate premiums from excess and surplus lines this year, we do expect our increased ability to compete for additional commercial accounts to contribute to long-term growth.

Our three non-property casualty insurance subsidiaries also operate primarily to extend the capabilities of our agents to provide full service to the families and businesses in their communities. In 2006, The Cincinnati Life Insurance Company focused mainly on term insurance, introducing a return-of-premium product series that was well received by agents. The company's two financial services subsidiaries continued to successfully leverage our insurance relationships and broaden our offerings. As of December 31, 2006, CFC Investment Company, which offers equipment and vehicle leases and loans, reported 2,897 accounts representing $108 million of contract receivables. CinFin Capital Management Company, which offers asset management services, reported $960 million under management in 64 accounts. Together, the CFC Investment and CinFin Capital Management Companies contributed 2 cents to 2006 earnings.

Superior Claims Service

Prompt, fair claims service with a human touch proves the value of our insurance programs and validates the agent's decision to make us the carrier of choice for value-oriented clients.

Again in 2006, policyholders had ample opportunities to benefit from the Cincinnati relationship. Severe weather in 2006, mainly across the Midwest, contributed to $175 million of catastrophe losses. As a result, policyholders reported approximately 13,000 claims through February 28, 2007. Our field claims representatives have closed 95 percent of the claims, their prompt responses and personal

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approach reflecting positively on our agents.
Our claims management system and new tools, such as tablet computers, add speed and efficiency to all of our claims processes, and that was especially beneficial in these catastrophe situations. We focus in the following pages of this report on our claims operation, catastrophe response and claims technology. Here, we will simply note that the promotion in May of our senior claims officer, Jim Benoski, to president and chief operating officer of Cincinnati Financial and president and chief executive officer of The Cincinnati Insurance Company speaks a thousand words about the centrality of our claims operation to our business structure and strategy.
Also in May, Chief Financial Officer Ken Stecher was named executive vice president of Cincinnati Financial and The Cincinnati Insurance Company, and chairman of the latter. Ken’s leadership extends beyond his areas of responsibility, influencing our company’s success as he continues to capably oversee the continuous improvement of our financial data, transparency and estimates, including reserves for not yet paid claims.
Successful Total Return Investing
We use available cash flow to cover current insurance liabilities by purchasing fixed-maturity securities, then purchase equity securities with the potential to bring us increasing dividend income and long-term appreciation.
Our buy-and-hold equity investing strategy led to another year of record pretax net investment income, up 8.4 percent to $570 million. Our outlook for 2007 is for continued growth in the range of 6.5 percent to 7.0 percent.
Our equity investments also drive the company’s long-term net worth, financial flexibility and stability. Your shareholders’ equity rose to an all-time high of $6.808 billion, or $39.38 per share, at the end of 2006, an increase of 12.9 percent on a per share basis. While the sale of our Alltel Corporation common stock holdings early in the year accounted for a large portion of the increase in 2006 net income, it was not a factor in the increase in book value. That increase was attributable to the contribution of insurance operations and investment income, along with significant appreciation over the course of the year in the rest of the equity portfolio.
The equity portfolio supports the accumulation over time of unrealized gains that build book value for shareholders. This cushion of financial strength and flexibility also benefits agents and policyholders, supporting a long-term perspective that leads us to behave consistently in the marketplace; make prompt, fair claims payments; set adequate reserves; and continue investing in the infrastructure for growth. Our insurance strategies and investment strategies are a good match, and we believe their combined results will continue bringing you value in 2007.
During 2006, three independent ratings organizations affirmed our high financial strength ratings. A.M. Best awards our property casualty companies its highest rating, A++ (Superior), assigned to fewer than 2 percent of insurers. Fitch Ratings awards the
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Consolidated Pretax Investment Income
Less expenses
(Dollars in millions)
Consolidated pretax investment income rose 8.4 percent in 2006. Common stocks in the portfolio announced dividend increases during 2006 that should add $16 million to investment income in 2007.
AA (Very Strong) rating to all of our insurance companies. Standard & Poor’s assigns the AA- (Very Strong) rating to the insurance companies, and revised its outlook to stable from negative in July. Moody’s Investors Service maintains an excellent Aa3 rating on the property casualty insurance companies.
Working for You
We look beyond 2006 and 2007 with confidence. We remain committed to providing a stable market for our agents’ high-quality business, underwriting this business carefully and producing steady value for our shareholders, as represented by the board of directors’ recent decision to increase our 2007 indicated annual dividend by 6 percent, which would mark the 47 th consecutive year of increase in that measure. Their action reflected our belief that we can achieve above-industry-average growth in written premiums and industry-leading profitability over the long term by building on our proven strategies: strong agency relationships supported by local decision making; superior claims service including solid reserves; and total return investing that drives financial strength.
The board also announced director transitions in 2006. Michael Brown and John M. Shepherd, current directors, will not stand for re-election on May 5, 2007, due to the company’s guidelines on director age. Gregory T. Bier, CPA (Ret.), appointed by the board in November, will stand for election at the annual shareholders’ meeting this spring. The board determined that 10 of the current 15 members meet the applicable criteria for independence.
Early in 2007, the board formalized several current company practices with updates to the corporate governance guidelines on board membership criteria, director elections and stock ownership guidelines for directors and officers. Your company’s management and directors purposefully align business decisions with our mission, which includes fulfilling the company’s obligations to independent agents, policyholders and shareholders as well as associates, suppliers and communities we serve. We are working diligently to act with integrity and to assure we will meet those obligations far into the future.
Respectfully,
John J. Schiff, Jr., CPCU James E. Benoski Chairman Vice Chairman Chief Executive Officer President Chief Operating Officer Chief Insurance Officer
March 1, 2007
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Condensed Balance Sheets and Income Statements
Cincinnati Financial Corporation and Subsidiaries
At December 31, (Dollars in millions) 2006 2005 —— —— —
Assets
Investments $13,759 $ 12,702
Cash and cash equivalents 202 119
Premiums receivable 1,128 1,116
Reinsurance receivable 683 681
Other assets 1,450 1,385
Total assets $17,222 $ 16,003
Liabilities
Insurance reserves $5,305 $ 5,004
Unearned premiums 1,579 1,559
Deferred income tax 1,653 1,622
6.125% senior notes due 2034 371 371
6.9% senior debentures due 2028 28 28
6.92% senior debentures due 2028 392 392
Other liabilities 1,086 941
Total liabilities 10,414 9,917
Shareholders’ Equity
Common stock and paid-in capital 1,406 1,358
Retained earnings 2,786 2,088
Accumulated other comprehensive income 3,379 3,284
Treasury stock (763) (644)
Total shareholders’ equity 6,808 6,086
Total liabilities and shareholders’ equity $17,222 $ 16,003
Years ended December 31, (Dollars in millions except per share data) 2006 2005 2004
—— —— —— —
Revenues
Earned premiums $3,278 $3,164 $ 3,020
Investment income, net of expenses 570 526 492
Realized investment gains and losses 684 61 91
Other income 18 16 11
Total revenues 4,550 3,767 3,614
Benefits and Expenses
Insurance losses and policyholder benefits 2,128 1,911 1,846
Commissions 630 627 615
Other operating expenses 463 406 353
Total benefits and expenses 3,221 2,944 2,814
Income Before Income Taxes 1,329 823 800
Provision for Income Taxes 399 221 216
Net Income $ 930 $602 $ 584
Per Common Share
Net income–basic $ 5.36 $3.44 $ 3.30
Net income–diluted $ 5.30 $3.40 $ 3.28
2006: The company sold its holdings in Alltel common stock. The sale contributed $647 million (pretax) to realized investment gains and revenues and $412 million (after tax), or $2.35 per share, to net income.
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Six-year Summary Financial Information

Cincinnati Financial Corporation and Subsidiaries
(Dollars in millions except per share data)

	Years ended December 31,					
	2006	2005	2004	2003	2002	2001
Financial Highlights						
Net income	**$ 930**	$ 602	$ 584	$ 374	$ 238	$ 193
One-time items*	**–**	–	–	15	–	–
Net income before one-time items*	**$ 930**	$ 602	$ 584	$ 359	$ 238	$ 193
Net realized investment gains and losses, after tax	**434**	40	60	(27)	(62)	(17)
Net income before net realized investment gains and losses, before one-time items*	**$ 496**	$ 562	$ 524	$ 386	$ 300	$ 210
Comprehensive income	**1,057**	99	287	815	(232)	150
Per Share Data (diluted)						
Net income	**$ 5.30**	$ 3.40	$ 3.28	$ 2.10	$ 1.32	$ 1.07
One-time items*	**–**	–	–	0.09	–	–
Net income before one-time items*	**$ 5.30**	$ 3.40	$ 3.28	$ 2.01	$ 1.32	$ 1.07
Net realized investment gains and losses, after tax	**2.48**	0.23	0.34	(0.15)	(0.35)	(0.10)
Net income before net realized investment gains and losses, before one-time items*	**$ 2.82**	$ 3.17	$ 2.94	$ 2.16	$ 1.67	$ 1.17
Cash dividends declared	**1.34**	1.21	1.04	0.90	0.81	0.76
Book value	**39.38**	34.88	35.60	35.10	31.43	33.62
Ratio Data						
Investment yield-to-cost (pretax)	**6.8%**	7.0%	7.2%	7.5%	7.9%	8.1%
Debt-to-capital	**11.0**	11.5	11.2	8.9	9.7	9.2
Return on equity (ROE) before one-time items*	**14.4**	9.8	9.4	6.0	4.1	3.2
ROE based on comprehensive income before one-time items*	**16.4**	1.6	4.6	13.5	(4.0)	2.5
Property Casualty Insurance Operations (Statutory)						
Written premiums	**$ 3,178**	$ 3,076	$ 2,997	$ 2,815	$ 2,613	$ 2,590
Written premiums (adjusted)*	**3,172**	3,097	3,026	2,789	2,496	2,188
Earned premiums	**3,164**	3,058	2,919	2,653	2,391	2,073
Loss ratio	**51.9%**	49.2%	49.8%	56.1%	61.5%	66.8%
Loss expense ratio	**11.6**	10.0	10.3	11.6	11.4	10.1
Underwriting expense ratio	**30.4**	29.8	29.3	26.5	25.5	22.6
Combined ratio (reported)	**93.9%**	89.0%	89.4%	94.2%	98.4%	99.5%
Combined ratio (adjusted)*	**93.9%**	89.0%	89.4%	95.0%	99.6%	103.6%
Policyholders' surplus	**$ 4,723**	$ 4,194	$ 4,191	$ 2,783	$ 2,340	$ 2,533
Commercial Lines Property Casualty Insurance Operations (Statutory)						
Written premiums	**$ 2,442**	$ 2,290	$ 2,186	$ 2,031	$ 1,905	$ 1,827
Written premiums (adjusted)*	**2,435**	2,306	2,209	2,009	1,795	1,551
Earned premiums	**2,402**	2,254	2,126	1,908	1,721	1,453
Loss ratio	**48.4%**	46.6%	43.4%	51.2%	57.8%	62.6%
Loss expense ratio	**12.7**	11.0	10.9	12.7	12.5	11.8
Underwriting expense ratio	**29.7**	29.5	29.4	27.0	25.0	22.3
Combined ratio (reported)	**90.8%**	87.1%	83.7%	90.9%	95.3%	96.7%
Combined ratio (adjusted)*	**90.8%**	87.1%	83.7%	91.6%	96.8%	100.7%
Personal Lines Property Casualty Insurance Operations (Statutory)						
Written premiums	**$ 736**	$ 786	$ 811	$ 784	$ 708	$ 763
Written premiums (adjusted)*	**737**	791	817	780	701	637
Earned premiums	**762**	804	793	745	670	620
Loss ratio	**62.9%**	56.7%	66.7%	68.8%	71.0%	76.7%
Loss expense ratio	**8.3**	7.2	8.9	8.9	8.7	6.2
Underwriting expense ratio	**32.4**	30.4	29.0	25.2	26.8	23.0
Combined ratio (reported)	**103.6%**	94.3%	104.6%	102.9%	106.5%	105.9%
Combined ratio (adjusted)*	**103.6%**	94.3%	104.6%	103.9%	106.8%	110.4%
Life Insurance Operations (Statutory)						
Written premiums	**$ 161**	$ 205	$ 193	$ 143	$ 220	$ 102
Net income before realized investment gains and losses	**(1)**	10	26	27	20	21
Net income	**28**	21	28	20	17	15
Gross life insurance face amount in force	**56,971**	51,493	44,921	38,492	32,486	27,534
Admitted assets excluding separate account business	**2,026**	1,882	1,713	1,572	1,477	1,329
Risk-based capital						
Total adjusted capital	**556**	511	491	443	420	457
Authorized control level risk-based capital	**67**	52	47	50	47	44

* The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 22 defines and reconciles measures presented in this report that are not based on GAAP or statutory accounting principles.

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Financial Performance Overview
This is a brief overview of 2006 financial results. We encourage you to read the Management’s Discussion and Analysis in our Annual Report on Form 10-K, Page 31, for additional details.
Insurance results for the year were mixed. In the face of growing competition, our local independent agents brought us the highest level of new business and property casualty insurance premiums in our history. Underwriting profits were $181 million, tempered by higher catastrophe losses, increased loss severity and less savings from favorable development of prior period losses as well as higher underwriting expenses.
Investment results were the highlight of the year. Our equity-focused investment strategy led to another record-setting year for investment income and book value.
Property Casualty Insurance Operations
Value-oriented policyholders continued in 2006 to respond favorably to their local independent agents’ presentation of Cincinnati’s advantages. In the second half of the year, agents and personal lines policyholders responded to new pricing for Cincinnati’s personal lines products, leading to higher customer retention rates and rising new business.
Offsetting those favorable growth trends, nine catastrophe events, primarily storms affecting our policyholders in the Midwest, led to a record level of catastrophe losses. Loss severity crept upward. And expenses rose more rapidly than premiums as we made ongoing investments in our people and our infrastructure, including technology and systems to make it easier for agents to do business with our company.
As anticipated, this year’s earnings reflected the adoption of stock option expensing and less savings from favorable development on prior period losses compared with the unusually high level of the past few years.
Other highlights of 2006 performance included:
• 3.3 percent increase in property casualty net written premiums, ahead of the estimated industry average growth rate of 2.6 percent. • 93.9 percent statutory property casualty combined ratio, slightly above the estimated industry average of 93.3 percent. Our combined ratio included 5.5 percentage points due to catastrophe losses compared with 1.7 percentage points estimated for the industry. • A net increase of 37 reporting agency locations. At year-end 2006, we had 1,066 agency relationships with 1,289 reporting locations marketing our insurance products. • Full-year 2006 net savings from favorable development improved the combined ratio by 3.7 percentage points. In 2005, savings improved the ratio by 5.2 percentage points.
* The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 22 defines and reconciles measures presented in this report that are not based on GAAP or statutory accounting principles.
Premium Mix
Percent of 2006 consolidated net earned premiums
(Percent)
Life 4% Personal lines 23% Commercial lines 73%
Property Casualty Net Written Premium Growth
Statutory
(Percent)
The Cincinnati Insurance Companies Estimated industry (A.M. Best) 14.0 15.1 11.7 9.6 6.5 3.3 2.6 4.4 -0.2 2.6 02 * 03* 04 05 06
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Property Casualty Combined Ratio
Statutory
(Percent)



The Cincinnati Insurance Companies
Estimated industry (A.M. Best)
107.3
100.2
98.5
100.8
93.3
99.6
95.0
89.4
89.0
93.9
02*
03*
04
05
06

Commercial Lines Insurance Highlights

- 6.7 percent growth in commercial lines net written premiums. Business policyholders are continuing to respond favorably to their local independent agents' presentation of the Cincinnati value proposition – customized, multi-year coverage packages, superior claims service, our A++ rating from A.M. Best Co. and a local field force.
- 14.9 percent increase in new commercial lines business to a record $324 million. As competition continues in our regional markets, we believe we can sustain healthy growth by outworking the competition. For Cincinnati, that means maintaining strong relationships with our established agencies, writing a significant portion of each agency's business, giving outstanding claims service to their clients and attracting new agencies.
- $208 million commercial lines GAAP underwriting profit, reflecting 90.8 percent full-year statutory commercial lines combined ratio. The ratio rose 3.7 percentage points on softer pricing, increasing loss severity, less savings from favorable development on prior-period reserves and adoption of stock option expensing.
- Growth for the commercial lines portion of the insurance industry was estimated at 1.0 percent in 2006, with a statutory combined ratio of 94.3 percent.
- 2007 plans include integration with agency management systems for WinCPP®, the company's online, real-time commercial lines rate quoting system used by all agencies. Plans also include roll-out of Businessowner and Dentist's Package Policy capabilities in 12 additional states for e-CLAS®, the company's Web-based policy processing system currently used in seven states representing 44 percent of BOP and DBOP premiums.

Personal Lines Insurance Operations

- 6.4 percent decrease in personal lines net written premiums, in part due to reduced pricing effective July 2006. With pricing reduced to better compete in the current market, agents had more opportunity to sell service and value.
- 17.6 percent increase in new personal lines business written directly by agencies for the second half of 2006, following the mid-2006 pricing changes. Second-half new business growth offset the decline in the first half of 2006, leading to 1.6 percent full-year new business growth.
- 103.6 percent 2006 statutory combined ratio. The 9.3 percentage-point increase reflected a 5.0 percentage point rise in the catastrophe loss ratio. Other factors were lower earned premiums, less savings from favorable development on prior period reserves, a third-quarter 2006 increase in loss severity and higher expenses.
- Growth for the personal lines portion of the insurance industry was estimated at 2.0 percent in 2006, with an estimated combined ratio of 92.0 percent.
- 82 percent of agencies writing personal lines policies now use Diamond, the company's personal lines policy processing system. Approximately 90 percent of total 2006 personal lines earned premium volume was written in the 13 active Diamond states. Agents in Pennsylvania and Virginia began using Diamond early this year, with additional states planned for later in 2007.

* The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 22 defines and reconciles measures presented in this report that are not based on GAAP or statutory accounting principles.

10

Life Insurance Operations

The Cincinnati Life Insurance Company contributed 19 cents to our company's 2006 operating earnings. Overall, the life operation continues to provide a consistent income stream for our agents and the company, helping to offset some of the inevitable fluctuations in property casualty results.

- $161 million in 2006 total life insurance operations net written premiums, compared with $205 million in 2005. Written premiums for life insurance operations include life insurance, annuity and accident and health premiums. Since late 2005, the company has de-emphasized annuities because of an unfavorable interest rate environment. Written annuity premiums decreased to $30 million in 2006 from $88 million in 2005.
- 27.2 percent rise in 2006 term life insurance net written premiums reflecting competitive advantages of providing competitive, up-to-date products, close personal attention and policies backed by financial strength and stability.
- $19 million increase in full-year 2006 benefits and expenses, principally due to reserve and mortality expense increases associated with growth and aging of life insurance in force. Mortality experience remained within pricing guidelines. Adoption of stock option expensing contributed approximately $1 million to operating expenses.

Cincinnati Life — Gross Life Policy Face Amounts In Force
Excluding annuities, accident and health business
(Dollars in millions)


32,486
38,492
44,921
51,493
56,971
02
03
04
05
06

Investment Operations

Our buy-and-hold equity investing strategy is key to the company's long-term growth and stability. In 2007, we anticipate allocating a higher proportion of cash available for investment to equity securities. We continue to identify companies with the potential for revenue, earnings and dividend growth, a strong management team and favorable outlook. These equities offer a steadily increasing flow of dividend income along with the potential for capital appreciation. Highlights of 2006 investment operations included:

- 8.4 percent increase in pretax net investment income. This growth reflected new investments, higher interest income from the growing fixed-maturity portfolio and increased dividend income from the common stock portfolio.
- $16 million annually in additional investment income expected during 2007 from dividend increases announced during 2006 by Fifth Third Bancorp and another 37 of the 50 common stock holdings in the equity portfolio.
- $684 million in full-year 2006 net realized investment gains (pretax), including $647 million from the first-quarter sale of the company's holdings of Alltel common stock.
- 2.6 million shares repurchased in 2006, under the board's current authorization, at a total cost of $118 million.
- Book value of $39.38 at year-end 2006, up $4.50 from year-end 2005 level. Invested assets rose because of new investments and appreciation in the equity portfolio. Our equity holdings outperformed the Standard & Poor's 500 Index in 2006, returning 16.1 percent. While we fell below that benchmark for the five-year period that just ended, total return on the equity portfolio also surpassed the return on the Index over the 10- and 15-year periods that better measure our success as a buy-and-hold investor.

Consolidated Investment Portfolio
As of December 31, 2006
(Dollars in millions)


Book Value
Market (Fair) Value
13,699
8,455

(In millions)	Book Value	Market (Fair) Value
Taxable fixed maturity	$ 3,357	$ 3,389
Tax-exempt fixed maturity	2,382	2,416
Common equity	2,400	7,564
Preferred equity	221	235
Short-term	95	95
Total	$ 8,455	$13,699

11

Cincinnati has no cute mascot, no clever slogan, no celebrity pitchmen to get our name in front of consumers. Instead, our actions speak for us, creating satisfied agents and policyholders who spread the word about our responsive claims service.
Our organizational structure and methods grow out of our approach to claims, which centers on the independent agency system. We sell policies exclusively through the 1,066 agencies that are our customers. We believe our company can prosper over the long term only when each of these appointed agencies succeeds.
Outstanding claims service to their clients builds our agents’ good reputations and increases our chances to write their best accounts. Superior service sells insurance.
Accordingly, we dedicate almost a fourth of our 4,048 associates to claims functions at our Cincinnati headquarters and across 32 states. That includes a field force of approximately 732 field claims representatives and managers. Their job is delivering on the promises our continued on page 14
Field Authority Drives the Claims Response Process
Cincinnati’s person-to-person approach shapes every stage of our claims response, heightening accountability and creating satisfied agency clients.
Notification. Policyholders report claims to the same local agency that sold their policy. The agency has authority to quickly pay most covered claims up to $2,500. The agency sends a notice of loss electronically to our automated system, which forwards it to the agency’s assigned field claims representative who verifies appropriate coverage is in force.
Contact. Within 24 hours of receiving the notice, a local field claims representative typically makes contact with the policyholder or claimant and inspects the damage. The field claims representative often recommends or takes steps to increase safety or reduce the policyholder’s risk of further damage or disruption.
Fact-finding. The field claims representative works with the policyholder or claimant to document the facts of the case, including coverage liability, damage and valuation. Policyholders select their own repair shops and vendors, and the field claims representative verifies that estimates are reasonable. The field claims representative has authority to settle the claim on the spot and is fully equipped to issue a settlement check during the first visit with a policyholder or claimant.
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“The claims setting is our best opportunity to show policyholders that their local agents and Cincinnati act with their best interests in mind.”
—Jim Benoski, vice chairman, president, chief operating officer and chief insurance officer
Wrap-up. The field claims representative sends estimates, photos, statements and other documentation electronically to our system, where it is immediately available for review by managers who assist with losses over $35,000. This claims data flows to financial and reporting systems. The field claims representative may submit a risk review to the underwriting department, request loss control services or refer new business prospects to the agency. Headquarters managers may send satisfaction surveys.
Loss Control
While we’re in the business of helping people recover financially after a loss, we find it’s better to prevent losses from ever happening. Loss control introduces safety measures for businesses that protect lives and reduce disruption to families and workplaces.
Our agents appreciate local loss control representatives at their service for sales presentations, renewal meetings and sound advice. Agents and policyholders alike can turn to loss control for help in reducing workers’ compensation losses, fire losses and other losses stemming from safety issues.
Loss control helps keep claims low, which can reduce costs for our company, the agency and the policyholder.
Help Always at Hand
In 2006, Cincinnati’s field claims representatives cut the last cord to their offices with new tablet personal computers. Outfitted with wireless cards, the tablets allow representatives carry their offices with them.
This mobility allows associates to handle multiple claims, complete documentation, print checks and even add to the electronic file that other authorized reviewers can access. Our agile and responsive claims operation is at the core of policyholder satisfaction. See the Consumer Information Source at www.naic.org for Cincinnati’s low complaint ratios.
13

agents made, generating the best advertising money can buy.
We approach claims differently than the typical insurance company. First, Cincinnati field claims representatives are assigned to specific agencies, not to types of claims. When agents sell our policies, they likely already know who will respond to future claims. Their Cincinnati field claims representatives don’t work from regional offices; they work from their homes right in the community. They respond to emergencies day or night and have the local knowledge to quickly assess and resolve claims.
Second, most of our field claims representatives are true multi-line professionals, authorized to address most claims whether on property or casualty, personal lines or commercial lines policies. This difference leverages their local knowledge. It means agents and policyholders can expect the consistency and comfort of a known relationship. The same high standards apply to claims involving a fender bender in the family car, an injury at the office or a fire at a continued on page 16
Superior Service Sells Insurance
We hear it over and over from agents, policyholders and claimants: Prompt and personal field claims service exceeded expectations, not only settling a claim, but winning a customer, selling an insurance policy or securing a renewal.
You don’t know what your insurance premium dollar is worth until you file a claim. It’s worth everything when you can repair your hail-damaged roof and get your family back in your home, when you can quickly regain the use of your company’s delivery van after an accident, or when a valued customer injured on your property receives prompt payment of medical bills.
Service sets us apart, attracting our agents’ value-oriented clients. It is the reason commercial policyholders ask agents to place their personal policies with us and generations of families and businesses
“Whenever our service exceeds expectations, we’re going to sell a policy – to a neighbor, friend, the insured by way of renewal, or through the agency by way of satisfaction and reputation.”
—Bud Stoneburner, CPCU, vice president and manager of field claims
14

Growing relationships
We select and reward professional independent agents who share our long-term focus – agents who do business person to person; offer broad, value-added services; maintain sound balance sheets; and manage their agencies professionally. As agents learn about Cincinnati, they develop an appreciation for our approach and reward us with a steadily increasing share of their business. We rank No. 1 or No. 2, based on premium volume, in 75 percent of the reporting agency locations that we have served for more than five years. There is tremendous potential in the 239 reporting agency locations that have marketed our products for less than five years, even as we continue to grow with the 1,050 more established reporting locations.
Cincinnati Market Share Within Reporting Agency Location
Based on 2005 Direct Written Premiums
(Percent)
stay with us. Satisfied policyholders are the reason our policy retention rate is high in both personal lines and commercial lines.
Our field claims representatives watch for ways to assist the Cincinnati underwriting and sales teams by helping to review renewal business or submitting risk reports. They go along when agents present coverage proposals, giving potential policyholders a chance to shake hands with the person who might someday look them in the eye and say, “I’m here to help you. Let’s get started.”
Storm Teams
The field claims representatives who respond to weather catastrophes are volunteers on temporary assignment from their home territories. Our own experienced associates know our policy coverages and service standards, seamlessly providing prompt, accurate claims service.
Storm teams mobilize on short notice whenever large numbers of losses occur in a concentrated area – sometimes deploying to a staging area even before the bad weather hits.
In addition to the help our storm team quickly provides “on the ground,” headquarters and other field claims associates may assist in prioritizing claims through our electronic system, initiating contact, advising emergency measures and allowing smooth transitions as storm teams rotate after two weeks.
15

manufacturing plant. Even when complex or unusual claims require specialists for support, the agency's assigned field claims representative remains the contact person.

Third, Cincinnati field claims representatives are trained to look for coverage, paying what is due under the policy. Our business is paying covered claims. This approach supports the long-term relationships with agents and policyholders that lead to sustainable growth and profitability.

Our field claims representatives take action both to pay covered claims and to reduce risk for the policyholder and our company. Based on first-hand observations made during the claim process, they may bring in our loss control services to consult on safety measures or write a risk report, providing information that supports proper underwriting and pricing at the next renewal. They may refer claimants or policyholders who need an evaluation of their insurance needs to an agent. This experience makes them the best candidates when we continued on page 18

People Come First

We make all of our technology investments with people in mind. Our business is helping people recover financially after insured losses, working to preserve their dignity in the process.

In the field, tools such as tablet PCs, digital cameras and mobile printers allow field claims representatives to quickly document and process the claim. They can write estimates and print checks on the spot using software that streamlines property claim estimates. What better way to exceed policyholder expectations than to inspect the loss and present the check in the same meeting?

At headquarters, claims supervisors have immediate access to information through the claims management system, allowing them to manage large loss files and litigation, as well as review reserves set aside to pay each claim. The system enables efficient file management, accurate financial reporting and check authentication to prevent fraud, keeping costs down both for the company and for policyholders.



Product growth

Cincinnati is a regional carrier, serving local markets and working with our agents account by account. This approach has made us the 23rd largest insurance carrier based on net premiums written. In selected product lines, it has made us an even more significant player. We rank nationally as one of the top 20 carriers for commercial property, commercial auto and commercial casualty insurance. We achieve those ranks even though our market share in those product lines is less than 3 percent, showing the potential that remains as we continue to meet agents' needs.

Cincinnati's Highest Volume Lines

National Market Share and Rank Based on 2005 Direct Written Premiums

(Percent)


0.3
#46
0.5
#24
0.6
#29
1.3
#18
1.5
#15
1.8
#15
Private Passenger Auto
Homeowners Multi Peril
Workers' Compensation
Commercial Casualty
Commercial Auto
Commercial Property

16

“We compete by excelling at agency relationships, claims service and total return investing.”
—Jack Schiff, Jr., CPCU, chairman and chief executive officer
Special Investigations Unit
Cincinnati has its own staff of more than two dozen specialists who investigate potential fraud. These claims professionals and former police officers cooperate with law enforcement agencies who investigate and prosecute criminal activity such as arson, theft or false injury claims.
Through its computer forensic lab, SIU uses sophisticated software and data recovery techniques to help restore a policyholder’s valuable business records and save time lost to business interruption. Their proprietary techniques often reclaim irreplaceable information, even from equipment that seems hopelessly charred, such as the computer shown at left.
Managing Risk
Field claims representatives do more than work with policyholders to resolve claims. They directly observe and often prepare risks reports on the quality of the risks we insure. Their assessments help determine appropriate support or actions by other business areas that manage our policyholder and agency relationships. Information they provide also contributes to our understanding of the diversity of our book of business and concentrations of risk within that book.
Whether evaluating our exposure to risk from a single policy or from overall business operations, our approach recognizes the correlation and interdependence of risks across our entire company. At the department level, various associates have primary responsibility for addressing specific risk types and communicating risks that may affect other departments; at the enterprise level, a senior officer, leads a cross-departmental team that is building a formal framework to identify, aggregate, measure and manage risks across our organization.
17

need to recruit for headquarters claims management positions.
The capstone of our claims philosophy is our commitment to maintain the financial strength that backs our policies. Our ability to meet policyholder obligations is evidenced by strong ratings, including an A++ from A.M. Best Co., its highest rating awarded to less than 2 percent of insurers.
The fiscal integrity of our claims operations contributes to the company’s overall financial strength as well. In paying covered claims quickly and efficiently, we help claimants recover while minimizing administrative expenses. In working to identify and deter fraud, we keep such costs from inflating policyholders’ premiums. In recovering costs through subrogation and salvage activities, we further protect the interests of policyholders and the company. We seek to set reserves that are sufficient and fair, proven over time to represent our future obligations to policyholders for their past losses.
Reserves Help Us Honor Obligations
After evaluating a reported claim, a field claims representative quickly estimates the potential loss amount – establishing a case reserve. Routed through our automated claims system, headquarters claims representatives at various levels review and approve initial case reserve amounts greater than $35,000 and revisit case reserves at 90-day intervals.
Some losses are not known to the policyholder nor reported as claims to the company for months, or even years, after they occur. For example, you may not be aware that your roof was damaged in a storm until the following spring. We take seriously our obligation to pay those claims in our usual prompt and personal fashion, whenever they are reported to us.
Our actuarial staff estimates quarterly the total cost of claims that statistically could have occurred, with particularly detailed reviews occurring at the ends of the third and fourth quarters. These analyses form the bases for the monthly reserves we carry. Taken as an expense, the actuarial estimate encompasses both case reserves for already reported claims and reserves for paying not yet reported claims. Shareholders benefit as we set aside loss reserves in an amount adequate to maximize future predictability, regardless of the timing of claims payments.
Our reserving practices have distinguished our company. In each of the past 15 years, our actuaries’ detailed review has shown our prudence in establishing estimates of amounts needed for future claims due to past losses. Our sound practices have led to savings from favorable development on prior period reserves in each of those years.
Information Flow
• Workflow • Reports to agencies • Diaries • Financial data • External reporting
18

Field Claims Representative File Management Support
· Paperless files
· Anywhere communication
· Digital file documentation
· Catastrophe response
· Privacy and security safeguards Human Expertise
· Senior management support
· Coverage experts
· Local field team
· Help Desk support
· Service consultants
Education, Experience, Ethics
Our field claims representative training is tailored to the needs and strengths of each student. Rigorous classroom work combines with personal mentorship to lay a foundation of knowledge, commitment and integrity.
The process takes at least three years for trainees who have no prior claims experience. They study general insurance subjects, investigative techniques, interpersonal skills and company culture. Online courses supplement group sessions, and trainees have a mentor for six months or more. After getting some field experience, the trainees return to headquarters for advanced classes.
Experienced field claims representatives new to Cincinnati might start in a territory with a mentor, then take the intermediate classroom training series. Through it all, we work to build the professional skills of the individual, conducting training the way we conduct our business, without cookie cutters. Rather, we invest in the person, and it pays off.
Room to grow
Meeting the needs of our independent insurance agencies allows us to grow more rapidly than the overall industry. Substantial potential remains in our 32 active states. In 26 states, our market share is less than 1 percent. To tap this potential, we have accelerated efforts to appoint new agencies. In 2005 and 2006, we added 112 agency relationships. We anticipate 50 new agency appointments in 2007, and potentially our first appointments in New Mexico and eastern Washington. We plan to enter those states as we usually do – focusing on commercial lines and later evaluating personal lines options.
Cincinnati Market Share by State
Based on 2005 Direct Written Premiums
(Percent)
Above 5% 1% to 5% Less than 1% Inactive states Headquarters (no branches) Future active states announced in 2007
19

Cincinnati Financial Corporation Officers and Directors

(as of March 1, 2007)

Directors

William F. Bahl, CFA, CIC
Chairman
Bahl & Gaynor Investment Counsel, Inc.
Director since 1995 (1)(3)(4)(5*)

James E. Benoski
Vice Chairman, President, Chief Operating Officer and Chief Insurance Officer
Cincinnati Financial Corporation
Director since 2000 (3)(4)

Gregory T. Bier, CPA (Ret.)
Managing Partner (Ret.), Cincinnati Office
Deloitte & Touche LLP
Director since 2006 (1)(4)

Michael Brown
President
Cincinnati Bengals, Inc.
Director since 1980 (3)

Dirk J. Debbink
President
MSI General Corporation
(design/build/construction)
Director since 2004 (1)

Kenneth C. Lichtendahl
President and Chief Executive Officer
Tradewinds Beverage Company
Director since 1988 (1*)(2)(5)

W. Rodney McMullen
Vice Chairman
The Kroger Co.
Director since 2001(2*)(4)

Gretchen W. Price
Former Vice President - Finance & Accounting
Global Operations
Procter & Gamble
Director since 2002 (1)(2)

John J. Schiff, Jr., CPCU
Chairman and Chief Executive Officer
Cincinnati Financial Corporation
Director since 1968 (3*)(4*)

Thomas R. Schiff
Chairman and Chief Executive Officer
John J. & Thomas R. Schiff & Co., Inc.
(insurance agency)
Director since 1975 (4)

John M. Shepherd
Chairman and Chief Executive Officer
The Shepherd Chemical Company
Director since 2001 (3)(5)

Douglas S. Skidmore
President and Chief Executive Officer
Skidmore Sales & Distributing Company, Inc.
(food distribution)
Director since 2004 (1)

John F. Steele, Jr.
Chairman and Chief Executive Officer
Hilltop Basic Resources, Inc.
(aggregates/concrete supplier)
Director since 2005 (1)

Larry R. Webb, CPCU
President
Webb Insurance Agency, Inc.
Director since 1979 (3)

E. Anthony Woods
Chairman
Deaconess Associations, Inc.
(health care)
Director since 1998 (2)(4)

(1) Audit Committee
(2) Compensation Committee; also Lawrence H. Rogers II, adviser
(3) Executive Committee
(4) Investment Committee; also Richard M. Burridge, CFA, adviser
(5) Nominating Committee
* Committee Chair


W.F. Bahl


J.E. Benoski


G.T. Bier


D.J. Debbink


K.C. Lichtendahl


W.R. McMullen


G.W. Price


J.J. Schiff, Jr.


T.R. Schiff


D.S. Skidmore


J.F. Steele, Jr.


L.R. Webb


E.A. Woods

Officers

John J. Schiff, Jr., CPCU
Chairman and Chief Executive Officer

James E. Benoski
Vice Chairman, President, Chief Operating Officer and Chief Insurance Officer

Kenneth W. Stecher
Chief Financial Officer, Executive Vice President, Secretary and Treasurer

Kenneth S. Miller, CLU, ChFC
Chief Investment Officer, Senior Vice President, Assistant Secretary and Assistant Treasurer

Eric N. Mathews, CPCU, AIAF
Vice President, Assistant Secretary and Assistant Treasurer

Directors Emeriti

Vincent H. Beckman
Robert J. Driehaus
John E. Field, CPCU
Jackson H. Randolph
Lawrence H. Rogers II
John Sawyer
Robert C. Schiff
Frank J. Schultheis
David B. Sharrock
Thomas J. Smart
Alan R. Weiler, CPCU
William H. Zimmer


M. Brown


J.M. Shepherd

Michael Brown and John Shepherd are not standing for re-election in May 2007. Mr. Brown has been a director since 1980, participating in activities of the compensation, executive and nominating committees. Mr. Shepherd has served on our board for six years, participating in activities of the audit, executive and nominating committees. Your company has benefited from their perspectives as business owners with wide responsibilities to others, sharing much in common with the independent businesses operated by our agencies and the businesses we typically insure. We thank Mr. Brown and Mr. Shepherd, as we also thank our shareholders who elected them.

20

Subsidiary Officers and Directors
As of March 1, 2007, listed alphabetically
The Cincinnati Insurance Company (CIC)
The Cincinnati Indemnity Company (CID)
The Cincinnati Casualty Company (CCC)
The Cincinnati Life Insurance Company (CLIC)
CFC Investment Company (CFC-I)
CinFin Capital Management (CCM)
Executive Officers
James E. Benoski
CIC, CID, CCC Vice Chairman, Chief Executive Officer and Chief Insurance Officer
CIC, CID President
CLIC Chief Executive Officer and Chief Insurance Officer
Director of all subsidiaries
Craig W. Forrester, CLU
CIC, CID, CCC, CLIC Senior Vice President —
Information Technology
Thomas A. Joseph, CPCU
CIC, CID, CCC Senior Vice President —
Commercial Lines; Director
Eric N. Mathews, CPCU, AIAF
CIC, CID, CCC, CLIC Senior Vice President —
Corporate Accounting
Kenneth S. Miller, CLU, ChFC
CIC, CID, CCC, CLIC Chief Investment Officer and
Senior Vice President — Investments
CFC-I President and Chief Operating Officer
CCM President
Director of all subsidiaries
Larry R. Plum, CPCU, ARe
CCC President
CIC, CID Senior Vice President — Personal Lines
CIC, CID, CCC, CLIC Director
David H. Popplewell, FALU, LLIF
CLIC President and Chief Operating Officer; Director
J. F. Scherer
CIC, CID, CCC, CLIC Senior Vice President —
Sales & Marketing; Director
CFC-I Director
John J. Schiff, Jr., CPCU
CIC, CID, CCC, CLIC Chairman of the Executive
Committee; Director
CFC-I Director
Joan O. Shevchik, CPCU, CLU
CIC, CID, CCC Senior Vice President —
Corporate Communications
Kenneth W. Stecher
CIC, CID, CCC, CLIC Chairman, Chief Financial Officer,
Executive Vice President and Secretary
CFC-I Chief Financial Officer and Secretary
CCM Treasurer
Director of all subsidiaries
Timothy L. Timmel
CIC, CID, CCC, CLIC, CFC-I Senior Vice President —
Operations; Director
Senior Officers
Michael R. Abrams
CIC, CID, CCC, CLIC, CCM Vice President —
Investments
Donald R. Adick, FLMI
CLIC Senior Vice President — Life Marketing Administration
Dawn M. Alcorn
CIC, CID, CCC Vice President — Administrative Services
Brad E. Behringer
CLIC Senior Vice President and Chief Underwriter
David L. Burbrink
CLIC Vice President — Life Field Services
Richard W. Cumming, ChFC, CLU, FSA, MAAA
CIC, CID, CCC, CLIC Senior Vice President and
Chief Actuary
CLIC Director
Joel W. Davenport, CPCU, AAI
CIC, CID, CCC Vice President — Commercial Lines
J. Michael Dempsey, CLU
CLIC Vice President — Life Marketing Administration
Mark R. DesJardins, CPCU, AIM, AIC, ARP
CIC, CID, CCC Vice President — Education & Training
W. Dane Donham, AIM
CIC, CID, CCC Vice President — Commercial Lines
Donald J. Doyle, Jr., CPCU, AIM
CIC, CID, CCC, CLIC Senior Vice President —
Excess & Surplus Lines
Harold L. Eggers, CLU, FLMI, FALU, HIAA
CLIC Vice President — Life Policy Issue
Frederick A. Ferris
CIC, CID, CCC Vice President — Commercial Lines
Bruce S. Fisher, CPCU, AIC
CIC, CID, CCC Vice President — Headquarters Claims
Carl C. Gaede, CPCU, AFSB
CIC, CID, CCC Vice President — Bond & Executive Risk
Gary B. Givler
CIC, CID, CCC Vice President — Headquarters Claims
David T. Groff, CPCU, FCAS
CIC, CID, CCC Vice President — Staff Underwriting
Kevin E. Guilfoyle
CFC-I Senior Vice President — Leasing
David L. Helmers, CPCU, API, ARe, AIM
CIC, CID, CCC Vice President — Personal Lines
Theresa A. Hoffer
CIC, CID, CCC, CLIC Vice President —
Corporate Accounting
CIC, CID, CCC Treasurer
Martin F. Hollenbeck, CFA, CPCU
CIC, CID, CCC, CLIC, CCM Vice President —
Investments
Timothy D. Huntington, CPCU, AU
CIC, CID, CCC Vice President — Commercial Lines
Thomas H. Kelly
CIC, CID, CCC Vice President — Bond & Executive Risk
Christopher O. Kendall, CPCU, AIT, AIM, ARe, ARM, ARP
CIC, CID, CCC Vice President — Commercial Lines
Gary J. Kline, CPCU
CIC, CID, CCC Vice President — Commercial Lines
Robert L. Laymon
CIC, CID, CCC Vice President — Bond & Executive Risk
Steven W. Leibel, CPCU, AIM
CIC, CID, CCC Vice President — Personal Lines
Jerry L. Litton
CFC-I Treasurer
Richard L. Mathews, CPCU
CIC, CID, CCC, CLIC Vice President —
Information Technology
Richard P. Matson
CIC, CID, CCC, CLIC, CFC-I Vice President —
Purchasing/Fleet
Robyn C. Muhlberg
CIC, CID, CCC, CLIC Vice President —
Information Technology
Martin J. Mullen, CPCU
CIC, CID, CCC Vice President — Headquarters Claims
Gary A. Nichols
CIC, CID, CCC Vice President — Headquarters Claims
Glenn D. Nicholson, LLIF
CLIC Senior Vice President and Senior Marketing
Officer; Director
Michael K. O’Connor, CFA, CPCU, AFSB
CCM Vice President
Todd H. Pendery, FLMI
CIC, CID, CCC, CLIC Vice President —
Corporate Accounting
CLIC Treasurer
Marc C. Phillips, CPCU, AIM
CIC, CCC, CID Vice President — Commercial Lines
Ronald L. Robinson
CIC, CID, CCC Vice President — Field Claims
Michael A. Rouse
CIC, CID, CCC Vice President — Commercial Lines
Thomas J. Scheid
CIC, CID, CCC, CLIC Vice President —
Inspection Services & Facilities
Gregory D. Schmidt, CPCU, ARP, CPP, ACP, ARC
CIC, CID, CCC, CLIC Vice President —
Staff Underwriting
J. B. Shockey, CPCU, CIC, CLU
CIC, CID, CCC Vice President — Sales & Marketing
David W. Sloan
CFC-I Vice President — Leasing
Scott K. Smith, CPCU, ARM, AIM, AU, AAI
CIC, CID, CCC Vice President — Commercial Lines
Steven A. Soloria, CFA, CPCU
CIC, CID, CCC, CLIC, CCM Vice President — Investments
CCM Secretary
Charles P. Stoneburner II, CPCU
CIC, CID, CCC Vice President — Field Claims
Gary B. Stuart
CIC, CID, CCC Vice President — Sales & Marketing
Duane I. Swanson, CIC
CIC, CID, CCC Vice President — Sales & Marketing
Philip J. Van Houten, CFE, FCLS
CIC, CID, CCC Vice President — Special Investigations
Stephen A. Ventre, CPCU, AIM
CIC, CID, CCC Vice President — Commercial Lines
Jody L. Wainscott
CIC, CID, CCC Vice President —
Research & Development
Michael B. Wedig, CPA
CIC, CID, CCC, CLIC Vice President — Corporate Accounting
Mark A. Welsh
CIC, CID, CCC, CLIC Vice President —
Regulatory & Consumer Relations
Mark S. Wietmarschen
CIC, CID, CCC Vice President — Commercial Lines
Heather J. Wietzel
CIC, CID, CCC Vice President and
Investor Relations Officer
Gregory J. Ziegler
CIC, CID, CCC, CLIC, CFC—I Vice President — Personnel
Teresa C. Cracas
CIC, CID, CCC, CLIC Counsel
Eugene M. Gelfand
CIC, CID, CCC, CLIC Counsel
Mark J. Huller
CIC, CID, CCC, CLIC Senior Counsel
G. Gregory Lewis
CIC, CID, CCC, CLIC Counsel
Lisa A. Love
CIC, CID, CCC, CLIC Senior Counsel
Stephen C. Roach
CIC, CID, CCC, CLIC Counsel
Non-Officer Directors
William F. Bahl, CFA, CIC
CIC, CID, CCC, CLIC Director
Gregory T. Bier, CPA (Ret.)
CIC, CID, CCC, CLIC Director
W. Rodney McMullen
CIC, CID, CCC, CLIC Director
Thomas R. Schiff
CIC, CID, CCC, CLIC Director
Larry R. Webb, CPCU
CIC, CID, CCC Director
E. Anthony Woods
CIC, CID, CCC, CLIC Director
CIC Directors Emeriti
Vincent H. Beckman
Robert J. Driehaus
Richard L. Hildbold, CPCU
Robert C. Schiff
William H. Zimmer
21

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
Cincinnati Financial Corporation prepares its public consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas — property casualty insurance, life insurance and investments — when analyzing both GAAP and certain non-GAAP measures may improve understanding of trends in the underlying business, helping avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.
• Net income before realized investment gains and losses: Net income before realized investment gains and losses is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates net income before realized investment gains and losses to measure the success of pricing, rate and underwriting strategies. While realized investment gains or losses are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities and embedded derivatives without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period. For these reasons, many investors and shareholders consider net income before realized investment gains and losses to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents net income before realized investment gains and losses so that all investors have what management believes to be a useful supplement to GAAP information. • Statutory accounting rules: For public reporting, insurance companies prepare consolidated financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies. • Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium. • Written premium adjustment — statutory basis only: In 2002, the company refined its estimation process for matching property casualty written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management may exclude this adjustment when analyzing trends in written premiums and statutory ratios that make use of written premiums.
• Codification: Adoption of Codification of Statutory Accounting Principles was required for Ohio-based insurance companies effective January 1, 2001. The adoption of Codification changed the manner in which the company recognized statutory property casualty written premiums. As a result, 2001 statutory written premiums included $402 million to account for unbooked premiums related to policies with effective dates prior to January 1, 2001. To better assess ongoing business trends, management excludes this $402 million when analyzing written premiums and statutory ratios that make use of written premiums. • Life insurance gross written premiums: In analyzing the life insurance company’s gross written premiums, management excludes five larger, single-pay life insurance policies (bank-owned life insurance or BOLIs) written in 2004, 2002, 2000 and 1999 to focus on the trend in premiums written through the independent agency distribution channel. • One-time charges or adjustments: Management analyzes earnings and profitability excluding the impact of one-time items. In 2003, as the result of a settlement negotiated with a vendor, pretax results included the recovery of $23 million of a $39 million one-time, pretax charge incurred in 2000.
22

Reconciliation of Consolidated Financial Data

Cincinnati Financial Corporation and Subsidiaries

(Dollars in millions except per share data)

	Years ended December 31, 2006	2005	2004	2003	2002	2001
Income Statement Data						
Net income	$ 930	$ 602	$ 584	$ 374	$ 238	$ 193
One-time items	-	-	-	15	-	-
Net income before one-time items	930	602	584	359	238	193
Net realized investment gains and losses	434	40	60	(27)	(62)	(17)
Net income before realized investment gains and losses, before one-time items	$ 496	$ 562	$ 524	$ 386	$ 300	$ 210
Per Share Data (diluted)						
Net income	$ 5.30	$ 3.40	$ 3.28	$ 2.10	$ 1.32	$ 1.07
One-time items	-	-	-	0.09	-	-
Net income before one-time items	5.30	3.40	3.28	2.01	1.32	1.07
Net realized investment gains and losses	2.48	0.23	0.34	(0.15)	(0.35)	(0.10)
Net income before realized investment gains and losses, before one-time items	$ 2.82	$ 3.17	$ 2.94	$ 2.16	$ 1.67	$ 1.17
Return on Average Equity						
Return on average equity	14.4 %	9.8 %	9.4 %	6.3 %	4.1 %	3.2 %
One-time items	-	-	-	(0.3)	-	-
Return on average equity before one-time items	14.4 %	9.8 %	9.4 %	6.0 %	4.1 %	3.2 %
Return on Average Equity Based on Comprehensive Income						
Return on average equity based on comprehensive income	16.4 %	1.6 %	4.6 %	13.8 %	(4.0) %	2.5 %
One-time items	-	-	-	(0.3)	-	-
Return on average equity based on comprehensive income before one-time items	16.4 %	1.6 %	4.6 %	13.5 %	(4.0) %	2.5 %

Reconciliation of Property Casualty Insurance Data (Statutory)[1]

Cincinnati Insurance Property Casualty Group

(Dollars in millions)

	Years ended December 31, 2006	2005	2004	2003	2002	2001
Premiums[1]						
Written premiums (adjusted)	$ 3,172	$ 3,097	$ 3,026	$ 2,789	$ 2,496	$ 2,188
Codification [2]	-	-	-	-	-	402
Written premiums adjustment [2]	6	(21)	(29)	26	117	-
Written premiums (reported) [2]	3,178	3,076	2,997	2,815	2,613	2,590
Unearned premiums change	(14)	(18)	(78)	(162)	(222)	(517)
Earned premiums (GAAP)	$ 3,164	$ 3,058	$ 2,919	$ 2,653	$ 2,391	$ 2,073
Year-over-year Growth Rate[1]						
Written premiums (adjusted)[2]	2.4 %	2.3 %	8.5 %	11.7 %	14.0 %	13.0 %
Written premiums (reported)[2]	3.3	2.6	6.5	7.7	0.9	37.7
Earned premiums	3.5	4.8	10.0	10.9	15.4	13.3
Combined Ratio[1]						
Combined ratio (reported)	93.9 %	89.0 %	89.4 %	94.2 %	98.4 %	99.5 %
Codification[2]	-	-	-	-	-	4.1
Written premium adjustment	nm	nm	nm	nm	1.2	-
One-time items	-	-	-	0.8	-	-
Combined ratio (adjusted)	93.9	89.0	89.4	95.0	99.6	103.6
Catastrophe losses	(5.5)	(4.1)	(5.1)	(3.6)	(3.6)	(3.1)
Combined ratio excluding catastrophe losses (adjusted)	88.4 %	84.9 %	84.3 %	91.4 %	96.0 %	100.5 %

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts.

nm - not meaningful

1 Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

2 Prior to 2001, property casualty written premiums were recognized as they were billed throughout the policy period. Effective January 1, 2001, written premiums have been recognized on an annualized basis at the effective date of the policy.

23

Reconciliation of Commercial Lines Property Casualty Insurance Data (Statutory)[1]

Cincinnati Insurance Property Casualty Group

(Dollars in millions)	Years ended December 31,					
	2006	2005	2004	2003	2002	2001
Premiums[1]						
Written premiums (adjusted)	$ **2,435**	$ 2,306	$ 2,209	$ 2,009	$ 1,795	$ 1,551
Codification [2]	**-**	-	-	-	-	276
Written premiums adjustment [2]	**7**	(16)	(23)	22	110	-
Written premiums (reported) [2]	**2,442**	2,290	2,186	2,031	1,905	1,827
Unearned premiums change	**(40)**	(36)	(60)	(123)	(184)	(374)
Earned premiums (GAAP)	$ **2,402**	$ 2,254	$ 2,126	$ 1,908	$ 1,721	$ 1,453
Year-over-year Growth Rate[1]						
Written premiums (adjusted)[2]	**5.6 %**	4.4 %	10.0 %	11.9 %	15.8 %	16.9 %
Written premiums (reported)[2]	**6.7**	4.7	7.6	6.6	4.2	43.3
Earned premiums	**6.6**	6.0	11.4	10.8	18.6	17.9
Combined Ratio[1]						
Combined ratio (reported)	**90.8 %**	87.1 %	83.7 %	90.9 %	95.3 %	96.7 %
Codification[2]	**-**	-	-	-	-	4.0
Written premium adjustment	**nm**	nm	nm	nm	1.5	-
One-time items	**-**	-	-	0.7	-	-
Combined ratio (adjusted)	**90.8**	87.1	83.7	91.6	96.8	100.7
Catastrophe losses	**(3.7)**	(3.4)	(3.4)	(2.2)	(2.3)	(1.9)
Combined ratio excluding catastrophe losses (adjusted)	**87.1 %**	83.7 %	80.3 %	89.4 %	94.5 %	98.8 %

Reconciliation of Personal Lines Property Casualty Insurance Data (Statutory)[1]

Cincinnati Insurance Property Casualty Group

(Dollars in millions)	Years ended December 31,					
	2006	2005	2004	2003	2002	2001
Premiums[1]						
Written premiums (adjusted)	$ **737**	$ 791	$ 817	$ 780	$ 701	$ 637
Codification [2]	**-**	-	-	-	-	126
Written premiums adjustment [2]	**(1)**	(5)	(6)	4	7	-
Written premiums (reported) [2]	**736**	786	811	784	708	763
Unearned premiums change	**26**	18	(18)	(39)	(38)	(143)
Earned premiums (GAAP)	$ **762**	$ 804	$ 793	$ 745	$ 670	$ 620
Year-over-year Growth Rate[1]						
Written premiums (adjusted)[2]	**(6.8) %**	(3.2) %	4.7 %	12.0 %	9.8 %	4.6 %
Written premiums (reported)[2]	**(6.4)**	(3.0)	3.4	10.8	(7.2)	26.1
Earned premiums	**(5.3)**	1.4	6.4	11.2	8.1	4.0
Combined Ratio [1]						
Combined ratio (reported)	**103.6 %**	94.3 %	104.6 %	102.9 %	106.5 %	105.9 %
Codification[2]	**-**	-	-	-	-	4.6
Written premium adjustment	**nm**	nm	nm	nm	0.3	-
One-time items	**-**	-	-	1.0	-	-
Combined ratio (adjusted)	**103.6**	94.3	104.6	103.9	106.8	110.5
Catastrophe losses	**(11.3)**	(6.3)	(9.7)	(7.3)	(7.1)	(5.8)
Combined ratio excluding catastrophe losses (adjusted)	**92.3 %**	88.0 %	94.9 %	96.6 %	99.7 %	104.7 %

Reconciliation of Life Insurance Company Data (Statutory)[1]

The Cincinnati Life Insurance Company

(Dollars in millions)	Years ended December 31,					
	2006	2005	2004	2003	2002	2001
Gross written premiums (reported)	$ **206**	$ 249	$ 230	$ 173	$ 244	$ 122
Bank-owned life insurance (BOLI) adjustments	**-**	-	(10)	-	(34)	-
Gross written premiums (adjusted)	$ **206**	$ 249	$ 220	$ 173	$ 210	$ 122

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts.

nm - not meaningful

[1] Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

[2] Prior to 2001, property casualty written premiums were recognized as they were billed throughout the policy period. Effective January 1, 2001, written premiums have been recognized on an annualized basis at the effective date of the policy.

24

Cincinnati Financial Corporation
2006 Annual Report on Form 10-K
Table of Contents
10-K Page —
Part I
Item 1 Business 1
Item 1A Risk Factors 20
Item 1B Unresolved Staff Comments 24
Item 2 Properties 25
Item 3 Legal Proceedings 25
Item 4 Submission of Matters to a Vote of Security Holders 25
Part II
Market for the Registrant’s Common Equity, Related Stockholder Matters and Item 5 Issuer Purchases of Equity Securities 26
Item 6 Selected Financial Data 28
Management’s Discussion and Analysis of Financial Condition and Results of Item 7 Operations 30
Item 7A Quantitative and Qualitative Disclosures About Market Risk 72
Item 8 Financial Statements and Supplementary Data 78
Includes:
Responsibility for Financial Statements 78
Management’s Annual Report on Internal Control Over Financial Reporting 79
Report of Independent Registered Public Accounting Firm 80
Notes to Consolidated Financial Statements 85
Changes in and Disagreements with Accountants on Accounting and Financial Item 9 Disclosure 104
Item 9A Controls and Procedures 104
Item 9B Other Information 104
Part III
Item 10 Directors and Executive Officers of the Registrant 104
Item 11 Executive Compensation 104
Security Ownership of Certain Beneficial Owners and Management and Related Item 12 Stockholder Matters 105
Item 13 Certain Relationships and Related Transactions 105
Item 14 Principal Accountant Fees and Services 105
Part IV
Item 15 Exhibits and Financial Statement Schedules 105
25

Our 2006 Form 10-K was filed with
the SEC on February 28, 2007
Click here to view

Shareholder Information

Cincinnati Financial Corporation had approximately 12,000 shareholders of record as of December 31, 2006. Many of the company's independent agent representatives and most of the 4,048 associates of its subsidiaries own the company's common stock.

Stock Listing

Common shares are traded under the symbol CINF on the NASDAQ Global Select Market.

Annual Meeting

The Annual Meeting of Shareholders of Cincinnati Financial Corporation will take place at 9:30 a.m. on Saturday, May 5, 2007, at the Cincinnati Art Museum in Eden Park, Cincinnati, Ohio. If you are unable to attend, you may listen to an audio webcast from the Investors section of the company's Web site, *www.cinfin.com*.

Shareholder Services

Please direct inquiries about stock transfer, dividend reinvestment, dividend direct deposit, lost certificates, change of address or electronic delivery and elimination of duplicate mailings to Kenneth W. Stecher, Chief Financial Officer, Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio 45250-5496, 513-870-2639, or e-mail *shareholder_inquiries@cinfin.com*.

Form 10-K

Cincinnati Financial Corporation's Annual Report on Form 10-K, filed annually with the Securities and Exchange Commission, is included in this Annual Report. Additional copies are available at no cost by contacting Mr. Stecher. You also may access and print this document from the Investors section of *www.cinfin.com*.

Interim Communications

During 2007, Cincinnati Financial Corporation tentatively has scheduled reports of interim results as follows:

First quarter ending March 31	May 2
Second quarter ending June 30	August 7
Third quarter ending September 30	October 31

Information regarding actual interim release dates and quarterly conference call webcasts is available approximately two weeks after the end of each quarter on *www.cinfin.com*, by calling 513-870-2768 or by e-mailing *investor_inquiries@cinfin.com*.

Corporate Headquarters

Cincinnati Financial Corporation
6200 South Gilmore Road
Fairfield, Ohio 45014-5141
Phone: 513-870-2000
Fax: 513-870-2066

Independent Registered Public Accounting Firm

Deloitte & Touche LLP
250 East Fifth Street
Cincinnati, Ohio 45202-5109

Common Stock Price and Dividend Data

	2006				2005			
Quarter:	1st	2nd	3rd	4th	1st	2nd	3rd	4th
High	**$ 45.56**	**$ 47.01**	**$ 48.44**	**$ 49.07**	$ 43.92	$ 43.12	$ 42.64	$ 45.95
Low	**42.07**	**41.43**	**45.93**	**44.25**	40.84	38.38	39.00	39.91
Period-end close	**42.07**	**47.01**	**48.12**	**45.31**	41.53	39.56	41.89	44.68
Cash dividends declared	**0.335**	**0.335**	**0.335**	**0.335**	0.290	0.305	0.305	0.305

Source: NASDAQ Global Select Market
The common stock prices and dividend data above are adjusted to reflect the 5 percent stock dividend paid April 26, 2005.

CINCINNATI FINANCIAL CORPORATION
The Cincinnati Insurance Company
The Cincinnati Casualty Company
The Cincinnati Indemnity Company
The Cincinnati Life Insurance Company
CFC Investment Company
CinFin Capital Management Company
P.O. Box 145496
Cincinnati, Ohio 45250-5496
513-870-2000
www.cinfin.com